EXHIBIT 99.1

PART II, ITEM 2 OF QUARTERLY REPORT OF
COMBIMATRIX CORPORATION
FOR PERIOD ENDED JUNE 30, 2007

Item 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

In May 2007, Acacia Research Corporation sold 340,000 shares of unregistered Acacia Research-CombiMatrix common stock pursuant to a consulting services agreement between CombiMatrix Corporation and a third-party consultant. Pursuant to the terms of the agreement, 306,000 shares of Acacia Research-CombiMatrix common stock were issued to the consultant on May 29, 2007, and an additional 30,000 shares and 4,000 shares of Acacia Research-CombiMatrix common stock will be to be issued to the consultant in August 2007 and November 2007, respectively. This transaction is more fully described in Part II, Item 2 of the Quarterly Report of Acacia Research Corporation for the period ended June 30, 2007, incorporated by reference herein and included as Exhibit 99.2 of that report. The shares of Acacia Research-CombiMatrix common stock issued to the consultant as of August 15, 2007 will be redeemed for up to 30,600 shares of our common stock on August 15, 2007, with the remaining 3,400 shares to be issued in CombiMatrix Corp. common stock in accordance with the terms of the consulting agreement.